Exhibit 99.1

FCB BANCORP ANNOUNCES A 73 PERCENT INCREASE IN EARNINGS FOR THE FIRST HALF OF 2006.

Camarillo, California – August 10, 2006 – FCB Bancorp (OTCBB: FCBA), the holding company for First California Bank, announced today that net income for the first half of 2006 was $2.1 million, a 73 percent increase from the same period a year ago. Diluted earnings per share increased 15 percent to $0.63 from $0.55 last year. The change in interim results is due primarily to an acquisition completed at the end of the third quarter of 2005.

“We are pleased to report that the benefits of our 2005 acquisition of South Coast Bancorp continue to exceed our expectations,” stated C. G. Kum, President and Chief Executive Officer. “Our total assets surpassed $500 million, our net income rose significantly and we continue to benefit from excellent asset quality. The current outlook for our new Commercial Mortgage Division is positive as we anticipate an active pipeline of commercial real estate loans for sale into the secondary market during the second half of 2006. Finally, the pending “merger of equals” with National Mercantile Bancorp, announced in June of this year, will provide the combined organization a tremendous platform to increase market share in Los Angeles, Orange and Ventura counties.”

Overview

On September 30, 2005, “FCB Bancorp (“the Company”) consummated a reorganization pursuant to which, First California Bank became a wholly-owned subsidiary of FCB Bancorp. We also completed the acquisition of South Coast Bancorp, Inc. and its wholly owned subsidiary, South Coast Commercial Bank, on September 30, 2005, for cash consideration of $36.0 million. To finance the acquisition, we issued 1,115,000 of common stock at $19.75 per share and issued $10.3 million of junior subordinated debentures. The acquisition was accounted for using the purchase method of accounting and, as a result, our balance sheet information includes the fair value of the assets acquired and the liabilities assumed from South Coast Bancorp, Inc. as of September 30, 2005. Our income statement information, however, reflects our consolidated activities since October 1, 2005.

Net income

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share)	2006	2005	2006	2005
Net income	$1,073	$629	$2,083	$1,206

Basic earnings per share	$0.33	$0.29	$0.64	$0.56
Diluted earnings per share	$0.33	$0.29	$0.63	$0.55

Basic weighted average shares	3,278	2,163	3,278	2,163
Diluted weighted average shares	3,298	2,178	3,296	2,184

Net income for the second quarter of 2006 was $1.1 million or $0.33 per diluted share compared with $629,000 or $0.29 per diluted share, for the same quarter of 2005. The earnings per share data for 2006 reflect the increase in outstanding weighted average shares that resulted from the issuance of 1,115,000 shares of common stock at the end of the third quarter of 2005. At June 30, 2006, there were a total of 3,277,807 shares of our common stock outstanding.

Net interest income for the first six months of 2006 was $10.5 million, up 62 percent from the same period in 2005. The net interest margin on a tax equivalent basis for the first half of 2006 increased to 5.03 percent from 4.93 percent during the same period in 2005.

Net interest income

	Three Months Ended June 30,		Six Months Ended June 30,
(dollars in thousands)	2006	2005	2006	2005
Net interest income	$5,248	$3,359	$10,486	$6,461
Net interest margin (tax equivalent)	4.95%	5.02%	5.03%	4.93%
Average interest earning assets	$429,770	$271,672	$423,945	$266,885
Average interest bearing funds	$326,712	$171,002	$322,215	$170,948

Net interest income for the second quarter of 2006 was $5.2 million, an increase of 56 percent from $3.4 million posted in the second quarter of last year. The net interest margin on a tax equivalent basis for the second quarter of 2006 was 4.95 percent compared to 5.02 percent for the same quarter a year ago. The increase in our net interest income reflects the higher level of interest earning assets due to the acquisition.

Noninterest income and noninterest expense

	Three Months Ended June 30,		Six Months Ended June 30,
(dollars in thousands)	2006	2005	2006	2005
Service charges, fees & other income	$522	$359	$994	$773
Loan commissions & sales	28	66	80	168
Gain (Loss) on sales of securities	—	2	(20)	2

Noninterest income	$550	$427	$1,054	$943

* * *
Salaries and employee benefits	$2,296	$1,665	$4,558	$3,334
Premises and equipment	616	389	1,259	775
Other expenses	1,212	596	2,230	1,106

Noninterest expense	$4,124	$2,650	$8,047	$5,215

Efficiency ratio	70.82%	70.03%	69.31%	70.46%

Service charges, fees and other income for the second quarter of 2006 totaled $522,000, up 45 percent from $359,000 for the same quarter last year. For the first half of 2006, service charges, fees and other income increased 29 percent from the same period in 2005. Loan commissions and sales were $28,000 for the second quarter of 2006 compared with $66,000 for the second quarter of 2005. For the six months ended June 30, 2006, loan commissions and sales totaled $80,000 compared with $168,000 for the same period in 2005.

Operating expenses for the second quarter of 2006 were $4.1 million, up from $2.7 million for the same quarter last year. For the first half of 2006, operating expenses were $8.0 million compared with $5.2 million for the same period a year ago. The increase in operating expenses reflects the growth in our business. We expanded our business through the acquisition of South Coast Bancorp, increasing personnel, branch and office locations in Orange and Los Angeles counties. We also opened a new branch in Simi Valley in January 2005 in a temporary location, built a branch office at the new Simi Valley Towne Center, and then relocated to that location in December 2005. In addition, in the first quarter of 2006, we opened a new loan production office in Sherman Oaks and have added lending and credit administration personnel.

Notwithstanding, the efficiency ratio improved to 69.31 percent for the first half of 2006 from 70.46 percent for the same period a year ago. The improvement reflects higher net interest revenue from the growth of our loan portfolio and the general increase in interest rates as well as our ability to generate low-cost core deposits from our expanded branch network.

Loans and deposits

	As of June 30,			As of June 30,
(dollars in thousands)	2006	2005		2006	2005
Commercial mortgage	$187,773	$95,017	Checking	$114,793	$96,407
Multifamily mortgage	29,999	9,040	Interest checking	18,316	20,262
Construction loans	33,212	20,464	Savings	19,490	14,425
Commercial loans	58,092	52,380	Money market	64,713	51,753
Home equity loans/lines	9,265	7,053	Time deposits under $100,000	81,030	24,378

Home mortgage	43,441	11,528	Core deposits	298,342	207,225
Installment and credit card	2,005	4,149	Time deposits $100,000 or more	96,993	31,243

Total loans	$363,787	$199,631	Total deposits	$395,335	$238,468

Loans held for sale	$11,553	$—

As of June 30, 2006, we had total loans of $363.8 million, up from $199.6 million at the end of the same quarter a year ago. Since the end of 2005, loans are up 6 percent. In addition, as of June 30, 2006, we had $11.6 million of loans held for sale. Loans held for sale comprise multifamily and commercial mortgages originated by our new Commercial Mortgage Division and we expect to sell these loans in the second half of the year. As of June 30, 2006, we had total deposits of $395.3 million, up from $238.5 at June 30, 2005. Since the end of 2005, deposits are up 6 percent.

Allowance for loan losses and asset quality

	Three Months Ended June 30,		Six Months Ended June 30,
(dollars in thousands)	2006	2005	2006	2005
Beginning balance	$4,287	$2,537	$4,105	$2,346
Provision for loan losses	—	122	153	244
Loans charged-off	(12)	(74)	(12)	(74)
Transfer to undisbursed commitment	(75)	—	(75)	—
Recoveries on loans charged-off	9	8	38	77

Ending balance	$4,209	$2,593	$4,209	$2,593

Allowance to loans			1.16%	1.30%

Accruing loans past due 90 days or more			$25	$116
Nonaccrual loans			$—	$2,158

Nonaccrual loans to loans			—	1.08%

At June 30, 2006, the allowance for loan losses was $4.2 million and the ratio of the allowance to loans was 1.16 percent. The ratio of the allowance to loans was 1.20 percent at December 31, 2005. For the first half of 2006, there were $12,000 of loans charged-off and recoveries were $38,000. There were no nonaccrual loans at June 30, 2006 or December 31, 2005.

Capital and selected ratios

The ratio of shareholders’ equity to total assets at June 30, 2006 was 9.38 percent compared with 9.80 percent at year-end 2005. The ratio of tangible equity to tangible assets at June 30, 2006 was 6.26 percent compared with 6.40 percent at the end of 2005. Book value per common share at June 30, 2006 increased to $14.48 from $13.97 at December 31, 2005. In addition, tangible book value per share increased 6 percent to $9.34 per share at June 30, 2006 from $8.79 per share at year-end.

The return on average assets and the return on average common equity for the first half of 2006 was 0.87 percent and 8.98 percent, respectively. Our risk-based capital ratios exceeded those required for “well-capitalized” status.

Merger of Equals

On June 15, 2006 we announced the signing of a definitive agreement under which we will merge with National Mercantile Bancorp (NASDAQ: MBLA) in a merger of equals. National Mercantile is the parent company for Mercantile National Bank and South Bay Bank, N.A.

On a pro forma basis, giving effect to the merger, at June 30, 2006, the combined company would have consolidated assets of approximately $1 billion, with twelve full service offices and four loan production offices in Los Angeles, Orange and Ventura counties. The leadership team for the new combined company, to be called First California Financial Group, Inc. will be as follows:

President and Chief Executive Officer	»	C. G. Kum, FCB Bancorp’s Chief Executive Officer
Chief Financial Officer	»	Romolo Santarosa, FCB Bancorp’s Chief Financial Officer
Chief Credit Officer	»	Robert Bartlett, National Mercantile’s Chief Operating Officer
Chief Strategy Officer	»	David Brown, National Mercantile’s Chief Financial Officer
Head of Commercial Banking	»	Thomas Anthony, FCB Bancorp’s Chief Credit Officer

Scott Montgomery, National Mercantile’s President and Chief Executive Officer will retire after assisting in the transition. The merger, expected to close in the fourth quarter of 2006, is subject to customary regulatory approvals and approval by the shareholders of both companies.

FCB Bancorp

FCB Bancorp and its wholly owned subsidiary, First California Bank, is a leading community banking company with headquarters in Ventura County.

Established in 1979, First California Bank has eight full service offices located in Anaheim Hills, Camarillo, Irvine, Oxnard, Simi Valley, Thousands Oaks, Ventura and Westlake Village along with loan production offices located in Sherman Oaks and Torrance.

Contact information

C. G. Kum President and Chief Executive Officer	Romolo Santarosa Executive Vice President and Chief Financial Officer
805-322-9308 cgkum@fcbank.com	805-322-9333 rsantarosa@fcbank.com

* * * * * * * * * * * *

Forward-Looking Statements

This news release includes “forward-looking” statements within the meaning of Section 27A of the Securities Act. All of the statements contained in this press release, other than statements of historical fact, should be considered forward-looking statements, including, but not limited to, those concerning (i) the Company’s strategies, objectives and plans for expansion of its operations, products and services, and growth of its portfolio of loans, deposits and investments, (ii) the Company’s beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the Company, (iii) the Company’s beliefs as to the adequacy of the allowance for loan losses, (iv) the Company’s beliefs and expectations of future operating results and (v) the combined entity’s ability to achieve expected financial results from the merger of equals, as well as the timing of the closing of the transaction and the ability to obtain regulatory approvals on a timely basis or at all. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Those factors include, but are not limited to, regulatory and shareholder approval for the proposed transaction, the impact of the current national and regional economy on small business loan demand in Southern California, loan delinquency rates, the ability of FCB Bancorp and National Mercantile and their subsidiaries to retain customers, interest rate fluctuations and the impact on margins, demographic changes, demand for the products and services of the companies and their subsidiaries, as well as their ability to attract and retain qualified people, competition with other banks and financial institutions, and other factors. For a discussion of factors that could cause actual results to differ, please see the reports on filed with the Securities and Exchange Commission (the “SEC”). Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof. All subsequent written and oral forward-looking statements by or attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this qualification. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are not intended to give any assurance as to future results. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Additional Information

The proposed merger will be submitted to the shareholders of each of National Mercantile and FCB Bancorp for their consideration. First California Financial Group, Inc. will file a registration statement, which will include a joint proxy statement/prospectus to be sent to the shareholders of each of National Mercantile and FCB Bancorp, and each of First California Financial Group, National Mercantile and FCB Bancorp may file other relevant documents concerning the proposed merger with the SEC. Shareholders are urged to read the registration statement and the joint proxy statement/prospectus regarding the proposed merger when they become available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. You will be able to obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about First California Financial Group, National Mercantile and FCB Bancorp, at the SEC’s website (http://www.sec.gov). You will also be able to obtain these documents, free of charge, by accessing National Mercantile’s website (http://www.mnbla.com) under the tab “Investor Relations”, or by accessing FCB Bancorp’s website (http://www.fcbank.com) under the tab “About Us”.

National Mercantile and FCB Bancorp and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of National Mercantile and FCB Bancorp in connection with the proposed merger. Information about the directors and executive officers of National Mercantile is set forth in the proxy statement for its 2006 annual meeting of shareholders, as filed with the SEC on April 20, 2006. Information about the directors and executive officers of FCB Bancorp is set forth in its Annual Report on Form 10-K, as filed with the SEC on March 31, 2006. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the joint proxy statement/prospectus regarding the proposed merger when it becomes available. You may obtain free copies of these documents as described above.

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Selected financial data attached

FCB Bancorp

Selected Consolidated Financial Data

(in thousands, except per share data)

	2Qtr 2006	1Qtr 2006	4Qtr 2005	3Qtr 2005	2Qtr 2005
Income statement summary
Net interest income	$5,248	$5,237	$5,209	$3,567	$3,359
Service charges, fees & other income	522	473	437	439	359
Loan commissions & sales	28	52	107	69	66
Gains (losses) on sales of securities	—	(20)	—	—	2
Operating expenses	4,124	3,923	3,611	2,727	2,650
Provision for loan losses	—	153	122	122	122

Income before income tax	1,674	1,666	2,020	1,226	1,014
Income tax	601	656	764	464	385

Net income	$1,073	$1,010	$1,256	$762	$629

Balance sheet summary
Loans	$363,787	$353,573	$342,883	$326,151	$199,631
Loans - held for sale	11,553
Allowance for loan losses	4,209	4,287	4,105	3,995	2,593
Securities	65,786	67,886	73,419	77,171	73,934
Deposits	395,335	391,832	372,348	361,188	238,468
Federal Home Loan Bank advances	51,300	30,050	36,319	47,566	34,940
Junior subordinated debentures	10,310	10,310	10,310	10,310	—
Shareholders’ equity	47,447	46,696	45,779	44,960	23,664
Goodwill and other intangibles	16,835	16,934	16,951	17,868	—
Total assets	505,792	480,990	467,111	467,391	298,294

Common shareholders’ data
Basic earnings per share	$0.33	$0.31	$0.38	$0.35	$0.29
Diluted earnings per share	$0.33	$0.31	$0.38	$0.35	$0.29
Book value per share	$14.48	$14.25	$13.97	$13.72	$10.94
Tangible book value per share	$9.34	$9.08	$8.79	$8.27	$10.94
Basic weighted average shares	3,278	3,278	3,278	2,175	2,163
Diluted weighted average shares	3,298	3,292	3,294	2,190	2,178

Capital ratios
Equity to assets	9.38%	9.71%	9.80%	9.62%	7.93%
Tangible equity to tangible assets	6.26%	6.41%	6.40%	6.16%	7.93%
Total capital ratio	11.66%	11.71%	11.62%	11.42%	11.63%
Tier 1 capital ratio	10.53%	10.56%	10.48%	10.28%	10.44%
Tier 1 leverage ratio	8.57%	8.96%	8.88%	8.65%	8.20%

Financial ratios
Return on average assets	0.87%	0.87%	1.08%	1.01%	0.89%
Return on average equity	9.12%	8.82%	11.00%	12.35%	10.88%
Efficiency ratio *	70.82%	67.79%	62.46%	66.93%	70.03%
Net interest margin (tax equivalent)	4.95%	5.05%	5.02%	5.15%	5.02%
Allowance for loan losses to loans	1.16%	1.21%	1.20%	1.22%	1.30%

*	Computed by dividing noninterest expense by net interest income and noninterest income.
The ratio is a measurement of the amount of revenue that is utilized to meet overhead expenses.

FCB Bancorp

Selected Consolidated Financial Data

(in thousands, except per share data)

	Six months ended June 30,
	2006	2005
Income statement summary
Net interest income	$10,486	$6,461
Service charges, fees & other income	994	773
Loan commissions & sales	80	168
Gains (losses) on sales of securities	(20)	2
Operating expenses	8,047	5,215
Provision for loan losses	153	244

Income before income tax	3,340	1,945
Income tax	1,257	739

Net income	$2,083	$1,206

Balance sheet summary
Loans	$363,787	$199,631
Loans - held for sale	11,553
Allowance for loan losses	4,209	2,593
Securities	65,786	73,934
Deposits	395,335	238,468
Federal Home Loan Bank advances	51,300	34,940
Junior subordinated debentures	10,310	—
Shareholders’ equity	47,447	23,664
Goodwill and other intangibles	16,835	—
Total assets	505,792	298,294

Common shareholders’ data
Basic earnings per share	$0.64	$0.56
Diluted earnings per share	$0.63	$0.55
Book value per share	$14.48	$10.94
Tangible book value per share	$9.34	$10.94
Basic weighted average shares	3,278	2,163
Diluted weighted average shares	3,296	2,184

Capital ratios
Equity to assets	9.38%	7.93%
Tangible equity to tangible assets	6.26%	7.93%
Total capital ratio	11.66%	11.63%
Tier 1 capital ratio	10.53%	10.44%
Tier 1 leverage ratio	8.57%	8.20%

Financial ratios
Return on average assets	0.87%	0.85%
Return on average equity	8.98%	10.33%
Efficiency ratio *	69.31%	70.46%
Net interest margin (tax equivalent)	5.03%	4.93%
Allowance for loan losses to loans	1.16%	1.30%

*	Computed by dividing noninterest expense by net interest income and noninterest income.
The ratio is a measurement of the amount of revenue that is utilized to meet overhead expenses.